EXHIBIT 99.1
3Q 2026 Earnings Release

FOR IMMEDIATE RELEASE	October 30, 2026
ExxonMobil Announces Third-Quarter 2026 Results
Decade of disciplined investment delivering industry-leading results, supplying products society needs
•Reported EPS of $3.72, or $4.23 adjusted EPS1
•Record year-to-date refining operational performance: highest global fuels utilization excluding Middle East impacts2; highest global diesel yield3; and highest North American diesel volumes3
•Achieved cumulative Upstream production milestones: 1 billion barrels at both Guyana and Kearl, 100 million tons at PNG LNG
•Solidified ExxonMobil's position as operator of choice in international upstream developments: assumed operatorship at Papua LNG and reached agreement to increase working interest in LNG projects at Papua to
34% and Rovuma, Mozambique to 50%, where we are already the operator
•Reached 44 consecutive years of increases in annual dividends per share, longer streak than 95% of S&P 500 companies, and announced 2027 share repurchases of $20 billion4

Results Summary
3Q26	2Q26	Change vs 2Q26	Dollars in millions (except per share data)	YTD 2026	YTD 2025	Change vs YTD 2025
15,413	14,525	+888	Earnings (U.S. GAAP)	34,121	22,343	+11,778

17,505	14,680	+2,825	Adjusted Earnings/(Loss) (Non-GAAP)	40,957	22,457	+18,500

3.72	3.48	+0.24	Earnings Per Common Share (U.S. GAAP) ¹	8.18	5.16	+3.02

4.23	3.52	+0.71	Adjusted Earnings/(Loss) Per Common Share (Non-GAAP) ¹	9.82	5.19	+4.63
SPRING, Texas – October 30, 2026 – ExxonMobil Holdings Corporation today announced third-quarter 2026 earnings of $15.4 billion, or $3.72 per share. Adjusted earnings were $17.5 billion, or $4.23 per share. Cash flow from operating activities was $25.7 billion and free cash flow was $19.1 billion. Industry-leading shareholder distributions totaled $9.4 billion, including $4.3 billion of dividends and $5.1 billion of share repurchases.5
"In the third quarter, we continued to rise to the challenge of meeting global energy needs, drawing on unmatched scale, integration, and technical capabilities,” said Darren Woods, ExxonMobil chairman and chief executive officer.
“We're increasing production while improving efficiency - the result of years of consistent and disciplined investment and execution excellence. On the U.S. Gulf Coast, investments such as our Beaumont refinery expansion have contributed to an increase in our distillate production by approximately 40% since 2019."
"Quarter after quarter, the evidence of a stronger business builds. We're improving both the quality of our portfolio and the ability to optimize around it. Advantaged investments, technology, and $16.9 billion in structural cost savings since 2019 are expanding our earnings power. These are lasting improvements, not simply the result of favorable prices and margins. Markets will change, but we're positioned to continue supplying the energy and products the world needs while delivering growth in long-term value for our shareholders."
Additional Highlights
•Advanced CCS growth with startup at Nucor and approval for Rose carbon storage project
•Further strengthened balance sheet with nearly $11 billion of year-to-date net debt reduction6
•Declared a fourth-quarter dividend of $1.07 per share, payable on December 10, 2026, to shareholders of record of common stock at the close of business on November 16, 2026

EARNINGS AND VOLUME SUMMARY BY SEGMENT
3Q26	2Q26	Dollars in millions (unless otherwise noted)	YTD 2026	YTD 2025
		Earnings/(Loss) (U.S. GAAP)
7,088	7,927	Upstream	20,752	17,837
7,169	5,465	Energy Products	11,372	4,033
735	1,131	Chemical Products	1,976	1,081
1,285	956	Specialty Products	2,892	2,175
(864)	(954)	Corporate and Financing	(2,871)	(2,783)
15,413	14,525	Total Earnings/(Loss) (U.S. GAAP)	34,121	22,343

		Adjusted Earnings/(Loss) (Non-GAAP)
7,308	9,189	Upstream	22,762	17,511
9,053	4,099	Energy Products	15,951	3,963
725	1,214	Chemical Products	2,049	1,081
1,283	969	Specialty Products	2,903	2,175
(864)	(791)	Corporate and Financing	(2,708)	(2,273)
17,505	14,680	Total Adjusted Earnings/(Loss) (Non-GAAP)	40,957	22,457

		Volumes
4,496	4,514	Upstream Production (koebd)	4,534	4,651
5,753	5,698	Energy Products Sales (kbd)	5,694	5,522
4,888	4,471	Chemical Products Sales (kt)	14,717	15,560
1,737	1,784	Specialty Products Sales (kt)	5,497	5,872
Year-to-date vs. prior year-to-date7
•Upstream earnings improved on higher prices, advantaged volume growth in Guyana, Permian, and Golden Pass
LNG, partly offset by Middle East volume impacts and higher non-cash expenses.
•Energy Products earnings strengthened on higher margins, record year-to-date fuels utilization, excluding Middle
East impacts2, and strong optimization activities, partly offset by external impacts on operations and scheduled maintenance.
•Chemical Products earnings improved on record reliability and increased North American feed advantage.
•Specialty Products earnings increased with higher basestock margins and structural cost savings more than offsetting external volume impacts and costs for advantaged growth.
Sequential quarter7
•Upstream earnings decreased driven by lower prices and accelerated Guyana entitlement impact.
•Energy Products earnings improved on higher margins, strong operational performance including 100% crude unit utilization at our U.S. Gulf Coast refineries and the second-highest U.S. Gulf Coast diesel production on record3, more than offsetting external impacts to our global capacity utilization.
•Chemical Products earnings decreased as margins declined, partly offset by high-value product volume growth driven by Asia Pacific seasonal demand.
•Specialty Products earnings improved with higher basestock margins.
1 Assumes dilution.
2 Based on an as-reported asset basis, leveraging internal data available from 2014.
3 Based on current asset basis, leveraging internal data available from 2014.
4 Assuming reasonable market conditions.
5 Shareholder distributions compare IOCs' reported results or Bloomberg consensus as of October 28, 2026.
6 Net debt of $22.1 billion as of September 30, 2026, is total debt of $34.3 billion less $12.2 billion of cash and cash equivalents excluding restricted cash.
7 Comparative earnings commentary applies to both Earnings/(Loss) (U.S. GAAP) and Adjusted Earnings/(Loss) (non-GAAP) financial metrics, unless otherwise indicated. Both metrics share operational drivers but differ by adjusting items as described in the Adjusted Earnings/(Loss) definition on page 4.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on October 30, 2026. To listen to the event or access an archived replay, please visit www.exxonmobil.com.
Cautionary Statement
Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives;
statements of future ambitions, future earnings power, potential addressable markets, or plans; and other statements of future events or conditions in this release are forward-looking statements. Similarly, discussion of future carbon capture, transportation and storage, as well as lower-emission fuels, hydrogen and ammonia, lithium, direct air capture, ProxximaTM resin systems, carbon materials, low-carbon data centers, and other low carbon and new business plans to reduce emissions of ExxonMobil, its affiliates, and third parties, are dependent on future market factors, such as continued technological progress, stable policy support and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; potential earnings, cash flow, or rate of return; total cash capital expenditures and mix, including allocations of capital to low carbon and other new investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in integrated Upstream Permian Basin unconventional operated assets by 2035, to eliminate routine flaring in-line with
World Bank Zero Routine Flaring, to reach near-zero methane emissions from operated assets and other methane initiatives, and to meet ExxonMobil’s emission reduction goals and plans, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture, transport, and store CO2, produce hydrogen and ammonia, produce lower-emission fuels, produce lithium, produce ProxximaTM resin systems, produce carbon materials, and use plastic waste as feedstock for advanced recycling; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; resource recoveries and production rates; maintenance and turnaround activity; drilling and improvement programs; product sales levels and mix; and planned Pioneer and Denbury integrated benefits, could differ materially due to a number of factors. These include global or regional changes or imbalances in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors, economic conditions and seasonal fluctuations that impact prices, differentials, margins, availability, and volume/mix for our products; changes in any part of the world in laws, taxes, or regulations including extraterritorial environmental and tax regulations, trade sanctions, and timely granting of governmental permits, licenses, and certifications; developments or changes in government policies supporting lower carbon and new market investment opportunities or policies limiting the attractiveness of future investment such as the additional European taxes on the energy sector and unequal support for different methods of emissions reduction; variable impacts of trading activities and derivative positions, including timing effects, on our margins and results each quarter; changes in interest and exchange rates;
actions of co-venturers or partners, competitors and commercial counterparties, including suppliers and customers; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of public health crises, including the effects of government responses on people and economies; reservoir performance and optimization, including variability and timing factors applicable to unconventional resources, the success of new unconventional and AI-enhanced technologies, and the ability of new technologies to improve drilling performance and recovery relative to competitors; the level, outcome, and timing of exploration projects and decisions to invest in future reserves and resources;
timely completion of development and other construction projects and commencement of start-up operations, including reliance on third-party suppliers and service providers; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; government regulation of our growth opportunities; government actions in pursuit of national energy and security policies or priorities affecting our business; closure of producing markets or reintroduction of regional markets; war, civil unrest, armed hostilities, attacks against the company or industry and other political or security disturbances, including disruption of land or sea transportation routes or distribution or shipping channels; expropriations, seizures, or capacity, insurance, export, import or shipping limitations imposed directly or indirectly by governments or laws;
changes in market, national or regional tariffs or disruption, realignment or breaking of current or historical trade or military alliances or global trade and supply chain networks; escalating geopolitical volatility, including regime changes; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies without impairing our competitive positioning; unforeseen technical or operating disruptions or difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies;
the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and
other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2025 Form 10-K.
Actions needed to advance ExxonMobil’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-
term business plans, which are updated annually. The reference case for planning beyond 2030 is based on ExxonMobil’s
Global Outlook (Outlook) research and publication. The Outlook is reflective of the existing global policy environment and an assumption of increasing policy stringency and technology improvement to 2050. Current trends for policy stringency and deployment of lower-emission solutions are not yet on a pathway to achieve net-zero by 2050. As such, the Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and
ExxonMobil's business plans will be updated accordingly. References to projects or opportunities may not reflect investment decisions made by ExxonMobil or its affiliates. Individual projects or opportunities may advance based on a number of factors, including availability of stable and supportive policy, permitting, technological advancement for cost-effective abatement,

insights from the corporate planning process, and alignment with our partners and other stakeholders. Capital investment guidance in lower-emission investments is based on our corporate plan; however, actual investment levels will be subject to the availability of the opportunity set and public policy support, and focused on returns.
Frequently Used Terms and non-GAAP Measures
Adjusted Earnings/(Loss) (non-GAAP) and Adjusted Earnings/(Loss) Per Common Share (non-GAAP) • Earnings/(loss)
excluding individually significant non-operational events and estimated timing effects, both favorable and unfavorable. Identified items typically contribute to an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/
(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Adjusted Earnings/(Loss) does include non-operational earnings events or impacts that are generally below the $250 million threshold utilized for identified items. When the effect of these events is significant in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials.
Estimated timing effects excluded from Adjusted Earnings/(Loss) are primarily related to unsettled derivatives which are required to be marked to current period-end prices (mark-to-market), where the associated physical shipments are not reflected in earnings until the physical transaction is complete. Estimated timing effects also include estimated recognition differences between the settlement of derivatives and their offsetting physical commodity realizations (primarily due to LIFO inventory accounting). Impacts are expected to unwind in subsequent periods. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events and estimated timing effects from business results. The Corporation believes these views provide investors increased transparency into business results and trends and provide investors with a view of the business as seen through the eyes of management.
Adjusted Earnings/(Loss) are not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to
ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to each of corporate earnings and segment earnings are shown for 2025 and 2026 periods on pages 10 and 11. Adjusted Earnings/(Loss) and Adjusted Earnings/(Loss) per share amounts are shown on page 1 and on page 9, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).
Cash flow from operations excluding working capital (non-GAAP) • Net cash provided by operating activities less changes in operational working capital, excluding cash and debt. This measure is useful when evaluating cash available for investment in the business and financing activities as operational working capital, excluding cash and debt can vary quarter-to-quarter due to volatility and changing needs of the corporation. Cash flow from operations excluding working capital is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2025 and 2026 periods is shown on page 6.
Free cash flow (non-GAAP) • Sum of net cash provided by operating activities, net cash flow used in investing activities excluding cash acquired from mergers and acquisitions, and inflows from noncontrolling interests for major projects from financing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for the 2025 and 2026 periods is shown on page 6.
Cash capital expenditures (Cash Capex) (non-GAAP) • Sum of Additions to property, plant and equipment; additional investments and advances; and other investing activities including collection of advances; reduced by inflows from noncontrolling interests for major projects, each from the Consolidated Statement of Cash Flows, and for 2026+ excludes advances and collections not related to capital expenditures or equity investments, for example, supply and marketing related advances and associated collections. The company believes it is a useful measure for investors to understand the cash impact of investments in the business, which is in line with industry practice. A breakdown of cash capex is shown on page 7.
Structural cost savings (structural cost reductions, structural savings, structural cost improvements, cost discipline) •
Structural Cost Savings, which describes decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, divestment-related reductions, and other cost-saving measures, that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative Structural Cost Savings totaled $16.9 billion, which included an additional $1.8 billion in the first nine months of 2026. The total change between periods in expenses above will reflect both Structural Cost Savings and other changes in spend, including market drivers, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations, mergers and acquisitions, new business venture development, and early-stage projects. Structural Cost Savings from new operations, mergers and acquisitions, and new business venture developments are included in the cumulative Structural Cost Savings. Estimates of cumulative annual Structural Cost Savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural Cost Savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management. A breakdown of structural cost savings is shown on page 8.
Resources, resource base, and recoverable resources • Along with similar terms, refer to the total remaining estimated quantities of oil and natural gas that are expected to be ultimately recoverable. The resource base includes quantities of oil and natural gas classified as proved reserves, as well as quantities that are not yet classified as proved reserves, but that are expected to be ultimately recoverable. The term “resource base” or similar terms are not intended to correspond to SEC definitions such as “probable” or “possible” reserves. The term “in-place” refers to those quantities of oil and natural gas estimated to be contained in known accumulations and includes recoverable and unrecoverable amounts.
Advantaged projects • Capital projects and programs of work that contribute to Energy, Chemical, and/or Specialty Products segments that drive integration of segments/businesses, increase yield of higher value products, or deliver higher-than-average returns.
Performance products (performance chemicals, performance lubricants) • Refers to products that provide differentiated performance for multiple applications through enhanced properties versus commodity alternatives and bring significant additional value to customers and end-users.
High-value products • Includes performance products and lower-emissions fuels.
Project • The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Projects or plans may not reflect investment decisions made by ExxonMobil or its affiliates. Individual opportunities may advance based on a number of factors, including availability of stable and supportive policy, permitting, technological advancement for cost-effective abatement, insights from the company planning process, and alignment with our partners and other stakeholders. We may refer to these opportunities as projects in external disclosures at various stages throughout their progression.
IOCs • Unless stated otherwise, IOCs include each of BP, Chevron, Shell, and TotalEnergies.
Shareholder distributions • The Corporation's distributions of cash to shareholders in the form of both dividends and share purchases. Shares are acquired to reduce shares outstanding and to offset shares or units settled in shares issued in conjunction with company benefit plans and programs. For the purposes of calculating distributions to shareholders, the
Corporation includes only the cost of those shares acquired to reduce shares outstanding.
Unless otherwise indicated, year-to-date (“YTD”) means as of the last business day of the most recent fiscal quarter.
Reference to Earnings
References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty
Products and Corporate and Financing earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
ExxonMobil Holdings Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and
XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or ExxonMobil Holdings Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.
Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

CASH FLOW FROM OPERATIONS EXCLUDING WORKING CAPITAL
3Q26	2Q26	Dollars in millions (unless otherwise noted)	YTD 2026	YTD 2025
16,022	14,881	Net income/(loss) including noncontrolling interests	35,375	23,155
6,803	8,689	Depreciation and depletion (includes impairments)	22,263	18,278
2,216	(2,099)	Changes in operational working capital, excluding cash and debt	(1,641)	(5,000)
609	2,084	Other	1,913	2,858
25,650	23,555	Cash Flow from Operating Activities (U.S. GAAP)	57,910	39,291

(2,216)	2,099	Less: Changes in operational working capital, excluding cash and debt	1,641	5,000
23,434	25,654	Cash Flow from Operations excluding Working Capital (Non-GAAP)	59,551	44,291

FREE CASH FLOW
3Q26	2Q26	Dollars in millions (unless otherwise noted)	YTD 2026	YTD 2025
25,650	23,555	Cash Flow from Operating Activities (U.S. GAAP)	57,910	39,291
(7,178)	(6,527)	Additions to property, plant, and equipment	(20,175)	(20,908)
(868)	(324)	Additional investments and advances	(1,579)	(973)
697	102	Other investing activities including collection of advances	1,431	949
808	430	Proceeds from asset sales and returns of investments	1,457	2,138
—	—	Inflows from noncontrolling interest for major projects	—	68
19,109	17,236	Free Cash Flow (Non-GAAP)	39,044	20,565

CASH CAPITAL EXPENDITURES
3Q26	2Q26	Dollars in millions (unless otherwise noted)	YTD 2026	YTD 2025
7,178	6,527	Additions to property, plant, and equipment	20,175	20,908
868	324	Additional investments and advances	1,579	973
(697)	(102)	Other investing activities including collection of advances	(1,431)	(949)
—	—	Inflows from noncontrolling interests for major projects	—	(68)
(347)	38	Less: Advances and collections not related to capital expenditures or equity investments	(347)	270
7,002	6,787	Total Cash Capital Expenditures (Non-GAAP)	19,976	21,134

3Q26	2Q26	Dollars in millions (unless otherwise noted)	YTD 2026	YTD 2025
		Upstream
3,948	3,423	United States	10,820	12,233
2,033	2,429	Non-U.S.	5,825	6,043
5,981	5,852	Total	16,645	18,276

		Energy Products
227	331	United States	1,386	463
254	196	Non-U.S.	620	789
481	527	Total	2,006	1,252

		Chemical Products
216	263	United States	635	505
31	44	Non-U.S.	101	340
247	307	Total	736	845

		Specialty Products
120	18	United States	173	160
35	(7)	Non-U.S.	48	156
155	11	Total	221	316

		Other
138	90	Other	368	445

7,002	6,787	Worldwide	19,976	21,134

CALCULATION OF STRUCTURAL COST SAVINGS
Dollars in billions (unless otherwise noted)	Twelve Months Ended December 31,		Nine Months Ended September 30,
	2019	2025	2025	2026
Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income (U.S. GAAP)
Production and manufacturing expenses	36.8	42.4	30.3	34.2
Selling, general and administrative expenses	11.4	11.1	8.1	7.8
Depreciation and depletion (includes impairments)	19.0	26.0	18.3	22.3
Exploration expenses, including dry holes	1.3	1.0	0.5	0.4
Non-service pension and postretirement benefit expense	1.2	0.4	0.3	0.1
Subtotal	69.7	81.0	57.4	64.7
ExxonMobil’s share of equity company expenses (Non-GAAP)	9.1	10.6	7.8	6.2
Total Adjusted Operating Costs (Non-GAAP)	78.8	91.6	65.3	70.9
Less:
Depreciation and depletion (includes impairments)	19.0	26.0	18.3	22.3
Non-service pension and postretirement benefit expense	1.2	0.4	0.3	0.1
Other adjustments (includes equity company depreciation and depletion)	3.6	6.2	3.7	5.7
Total Cash Operating Expenses (Cash Opex) (Non-GAAP)	55.0	59.0	43.0	42.9
Energy and production taxes (Non-GAAP)	11.0	14.9	11.2	9.9
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (Non-GAAP)	44.0	44.1	31.8	33.0

		Change vs 2019		Change vs 2025	Estimated Cumulative vs 2019
Total Cash Operating Expenses (Cash Opex) excluding Energy and Production Taxes (Non-GAAP)		+0.1		+1.2
Market		+4.9		+1.2
Activity/ Other		+10.3		+1.8
Structural Cost Savings		-15.1		-1.8	-16.9

KEY FIGURES: ADJUSTING ITEMS
3Q26	2Q26	Dollars in millions (unless otherwise noted)	YTD 2026	YTD 2025
15,413	14,525	Earnings/(Loss) (U.S. GAAP)	34,121	22,343

		Identified Items
—	(1,079)	Impairments	(1,079)	(155)
675	—	Gain/(Loss) on sale of assets	675	—
—	—	Restructuring charges	—	(355)
(226)	(1,559)	Other ¹	(2,491)	—
449	(2,638)	Total Identified Items	(2,895)	(510)
(2,541)	2,483	Estimated Timing Effects	(3,941)	396
17,505	14,680	Adjusted Earnings/(Loss) (Non-GAAP)	40,957	22,457
[1] 2Q26 Other Identified Items includes $1,365 million in additions to financial reserves and $194 million in Middle East impacts; YTD 2026 Other Identified
Items includes $1,570 million in additions to financial reserves and $921 million in Middle East impacts.

ADJUSTING ITEMS PER COMMON SHARE
3Q26	2Q26	Dollars per common share	YTD 2026	YTD 2025
3.72	3.48	Earnings/(Loss) Per Common Share (U.S. GAAP) ¹	8.18	5.16

		Identified Items Per Common Share ¹
—	(0.26)	Impairments	(0.26)	(0.04)
0.16	—	Gain/(Loss) on sale of assets	0.16	—
—	—	Restructuring charges	—	(0.08)
(0.05)	(0.37)	Other	(0.60)	—
0.11	(0.63)	Total Identified Items Per Common Share ¹	(0.69)	(0.12)
(0.61)	0.59	Estimated Timing Effects Per Common Share ¹	(0.94)	0.09
4.23	3.52	Adjusted Earnings/(Loss) Per Common Share (Non-GAAP) ¹	9.82	5.19
¹ Assuming dilution.

KEY FIGURES: ADJUSTING ITEMS BY SEGMENT
Third Quarter 2026	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,201	3,887	4,787	2,382	472	263	386	899	(864)	15,413

Identified Items
Gain/(Loss) on sale of assets	675	—	—	—	—	—	—	—	—	675
Other	(219)	(8)	—	(11)	7	3	1	1	—	(226)
Total Identified Items	456	(8)	—	(11)	7	3	1	1	—	449

Estimated Timing Effects (Worldwide)	(668)		(1,873)		—		—		—	(2,541)

Adjusted Earnings/(Loss) (Non-GAAP)	7,308		9,053		725		1,283		(864)	17,505

Second Quarter 2026	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,920	6,007	2,987	2,478	599	532	287	669	(954)	14,525

Identified Items
Impairments	—	—	—	(884)	(48)	—	—	—	(147)	(1,079)
Other ¹	(1,183)	(16)	(49)	(247)	(6)	(29)	(2)	(11)	(16)	(1,559)
Total Identified Items	(1,183)	(16)	(49)	(1,131)	(54)	(29)	(2)	(11)	(163)	(2,638)

Estimated Timing Effects (Worldwide)	(63)		2,546		—		—		—	2,483

Adjusted Earnings/(Loss) (Non-GAAP)	9,189		4,099		1,214		969		(791)	14,680
¹ 2Q26 Other Identified Items includes $1,365 million in additions to financial reserves and $194 million in Middle East impacts.

YTD 2026	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	6,695	14,057	8,435	2,937	1,390	586	947	1,945	(2,871)	34,121

Identified Items
Impairments	—	—	—	(884)	(48)	—	—	—	(147)	(1,079)
Gain/(Loss) on sale of assets	675	—	—	—	—	—	—	—	—	675
Other ¹	(1,402)	(24)	(49)	(964)	1	(26)	(1)	(10)	(16)	(2,491)
Total Identified Items	(727)	(24)	(49)	(1,848)	(47)	(26)	(1)	(10)	(163)	(2,895)

Estimated Timing Effects (Worldwide)	(1,259)		(2,682)		—		—		—	(3,941)

Adjusted Earnings/(Loss) (Non-GAAP)	22,762		15,951		2,049		2,903		(2,708)	40,957
¹ YTD 2026 Other Identified Items includes $1,570 million in additions to financial reserves and $921 million in Middle East impacts.

YTD 2025	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions (unless otherwise noted)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	4,310	13,527	1,980	2,053	839	242	967	1,208	(2,783)	22,343

Identified Items
Impairments	—	—	—	—	—	—	—	—	(155)	(155)
Restructuring charges	—	—	—	—	—	—	—	—	(355)	(355)
Total Identified Items	—	—	—	—	—	—	—	—	(510)	(510)

Estimated Timing Effects (Worldwide)	326		70		—		—		—	396

Adjusted Earnings/(Loss) (Non-GAAP)	17,511		3,963		1,081		2,175		(2,273)	22,457